090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Cosmos Holdings Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

SECOND: This Certificate of Amendment shall become effective on October 11, 2017 at 12:01 a.m.
THIRD: Article THIRD of the Articles of Incorporation of the Corporation is hereby amended by replacing the introductory paragraph thereof in its entirety with the following:
"THIRD: The aggregate number of shares which the Corporation shall have authority to issue is 400,000,000 shares. These shares are divided into 300,000,000 shares of Common Stock with $.001 par value and 100,000,000 shares of Preferred Stock with $.001 par value. Every ten (10) shares of the Corporation's outstanding shares of Common Stock outstanding as of the close of business on September 1, 2017 is hereby exchanged for one (1) share of Common Stock (the "Reverse Split"). No fractional shares shall be issued in the Reverse Split."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 74.3%

4. Effective date and time of filing: (optional) Date: October 11, 2017 Time: 12:01 a.m.
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer Grigorios Siokas, CEO

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.